Exhibit 16.1

1100 N. Tustin Avenue, Suite 200 Anaheim, CA 92807 Office (714) 238-0000 Fax (714) 238-0080 www.bycpas.com

January 7, 2020

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE:	I-ON Digital Corp.
File No:	000-54995

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on January 8, 2020 regarding the change of auditors.  We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Benjamin & Young, LLP
Benjamin & Young, LLP
Anaheim, CA